Exhibit 99.1

January 2, 2013

Press Release

KENTUCKY BANK ANNOUNCES THAT JAMES B. BRADEN WILL BECOME CHIEF ADMINISTRATIVE OFFICER
Paris, Kentucky - Kentucky Bancshares, Inc. (KTYB) announced today that James B. Braden has been appointed as Chief Administrative Officer of Kentucky Bank. Mr. Braden has been employed with Kentucky Bank as Director of Risk Management since 2010. Prior to joining Kentucky Bank, Mr. Braden was a senior manager with Crowe Horwath LLP, one of the largest public accounting and consulting firms in the United States. Mr. Braden will assume the Chief Administrative Officers position effective January 1, 2013.
Kentucky Bancshares, Inc. is the holding company for Kentucky Bank, a commercial bank operating through 13 branches located throughout Central and Eastern Kentucky. At September 30, 2012, the Company had net loans of $420.5 million, total deposits of $540.6 million and total assets of $672.4 million. For the nine months ended September 30, the Company earned net income of $5.1 million, or $1.88 per basic and diluted share, compared to net income of $4.5 million, or $1.65 per basic and diluted share for the first nine months of 2011.